As filed with the U.S. Securities and Exchange Commission on September 9, 2026

Registration No. 333-[●]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BAOSHENG MEDIA GROUP HOLDINGS LIMITED

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

East Floor 5, Building No. 8, Xishanhui
Shijingshan District, Beijing 100041
People’s Republic of China
+86-010-82088021

(Address and telephone number of Registrant’s principal executive offices)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711
(302) 738-6680

(Name, address and telephone number of agent for service)

With a Copy to:
Laura H. L. Hemmann, Esq.
iTKG Law LLC
100 Corporate Drive, Suite 302
Lebanon, New Jersey 08833
(650) 799-2061

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The Selling Shareholders may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED September 9, 2026

PRELIMINARY PROSPECTUS

BAOSHENG MEDIA GROUP HOLDINGS LIMITED

Up to 25,000,000 Ordinary Shares
Offered by the Selling Shareholders

This prospectus relates to the resale, from time to time, by the selling shareholders identified in this prospectus (collectively, the “Selling Shareholders”) of up to an aggregate of 25,000,000 ordinary shares, par value US$0.0096 per share, of Baosheng Media Group Holdings Limited (the “Ordinary Shares”). The Ordinary Shares offered for resale pursuant to this prospectus are referred to herein as the “PIPE Shares.” The PIPE Shares were issued to the Selling Shareholders pursuant to separate subscription agreements, each dated June 5, 2026, entered into between the Company and the applicable Selling Shareholder (collectively, the “Subscription Agreements”).

We are registering the offer and sale of the PIPE Shares to satisfy certain registration rights we have granted. The Selling Shareholders may offer all or part of the PIPE Shares for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. The PIPE Shares are being registered to permit the Selling Shareholders to sell such shares from time to time, in amounts, at prices and on terms determined at the time of offering. The Selling Shareholders may sell the PIPE Shares through ordinary brokerage transactions, in underwritten offerings, directly to market makers of our shares or through any other means described in the section entitled “Plan of Distribution” herein. In connection with any sales of the PIPE Shares offered hereunder, the Selling Shareholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). We are registering the PIPE Shares for resale by the Selling Shareholders, or their donees, pledgees, transferees, distributees or other successors-in-interest selling the PIPE Shares or interests in the PIPE Shares received after the date of this prospectus from the Selling Shareholders as a gift, pledge, partnership distribution or other transfer.

We are not selling any Ordinary Shares under this prospectus and will not receive any proceeds from the sale of the Ordinary Shares by the Selling Shareholders. We received the proceeds from the original private placement. We will bear the expenses of registering the Ordinary Shares, other than selling commissions, discounts, transfer taxes and similar expenses attributable to sales by the Selling Shareholders.

Our Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “BAOS.” On September 8, 2026, the last reported sale price of our Ordinary Shares was US$0.32 per share.

We are a holding company incorporated in the Cayman Islands and are not a Chinese operating company. We conduct substantially all of our operations through subsidiaries in the People’s Republic of China. Investors purchasing the Ordinary Shares are purchasing equity interests in the Cayman Islands holding company and will not directly hold equity interests in our PRC operating subsidiaries. Our corporate structure and operations in China involve unique legal and operational risks. See “Risk Factors” in this prospectus and in the documents incorporated by reference herein.

Investing in our Ordinary Shares involves a high degree of risk. See “Risk Factors” beginning on page 7 of this prospectus and Item 3.D of our annual report on Form 20-F for the year ended December 31, 2025 (“Annual Report”), incorporated by reference herein.

Neither the U.S. Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 9, 2026.

Neither we nor the Selling Shareholders have authorized anyone to provide you with information different from, or in addition to, that contained or incorporated by reference in this prospectus. Neither we nor the Selling Shareholders take responsibility for, and can provide no assurance as to the reliability of, any other information. The information contained or incorporated by reference in this prospectus is accurate only as of its respective date, regardless of the time of delivery of this prospectus or any sale of the Ordinary Shares.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission, or the SEC. The Selling Shareholders named in this prospectus may, from time to time, sell up to 25,000,000 Ordinary Shares in one or more transactions. This prospectus provides a general description of the Ordinary Shares and the manner in which the Selling Shareholders may offer them. To the extent required by applicable law, a prospectus supplement or post-effective amendment will describe any material changes to the information contained in this prospectus.

You should read this prospectus, any applicable prospectus supplement and any related free writing prospectus, together with the additional information described under “Incorporation of Certain Information by Reference” and “Where You Can Find Additional Information.” If information in this prospectus conflicts with information in a document incorporated by reference that was filed later, the later-filed information controls.

Unless otherwise indicated or the context otherwise requires, references in this prospectus to “we,” “us,” “our,” the “Company” and “Baosheng” refer to Baosheng Media Group Holdings Limited (宝盛传媒集团控股有限公司) and, where the context requires, its consolidated subsidiaries. References to “China” or the “PRC” refer to the People’s Republic of China, excluding, for purposes of this prospectus only, Hong Kong, Macau and Taiwan. References to the “SEC,” the “Securities Act” and the “Exchange Act” refer to the U.S. Securities and Exchange Commission, the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, respectively.

COMMONLY USED DEFINED TERMS

The defined terms used in this prospectus include the terms defined in our annual report on Form 20-F for the year ended December 31, 2025, which is incorporated by reference. Unless otherwise stated, all references to share amounts in this prospectus should be read together with any share consolidation, subdivision or other recapitalization disclosed in our SEC filings after the date of this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to differ materially from those expressed or implied. Words such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and similar expressions identify some, but not all, forward-looking statements.

We cannot guarantee that we actually will achieve the plans, intentions, or expectations expressed in our forward-looking statements and you should not place undue reliance on these statements. There are a number of important factors that could cause our actual results to differ materially from those indicated or implied by forward-looking statements. These important factors include those discussed under the heading “Risk Factors” contained or incorporated by reference in this prospectus and in the applicable prospectus supplement and any free writing prospectus we may authorize for use in connection with a specific offering. These factors and the other cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements whenever they appear in this prospectus. Except as required by law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in the securities covered by this prospectus. This summary is qualified in its entirety by the more detailed information included in or incorporated by reference into this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, any applicable prospectus supplement and the documents referred to in “Where You Can Find More Information; Incorporation of Information by Reference.”

Our Company

We are an offshore holding company incorporated in the Cayman Islands and are not a PRC operating company. We conduct substantially all of our operations through our wholly owned subsidiaries in the PRC and have not adopted a variable interest entity structure.

We are a China-based online marketing solutions provider focusing on short-form video and social-media performance marketing. Our operating subsidiaries provide online marketing solutions, including marketing strategy, advertising optimization and delivery services for search advertising, feed advertising, mobile application advertising and social-media marketing advertising.

We are accelerating our transition toward becoming an AI-native short-form video marketing technology provider. Centered around our proposed BAOS AI platform, we are developing capabilities in AI-generated content, intelligent traffic allocation, digital-human live streaming, user insights and overseas marketing. As part of this strategy, in July 2026, we entered into a non-binding memorandum of understanding with Beijing Zhongcheng Kexin Technology Development Co., Ltd. to explore the potential development of an AI-powered marketing and service platform for the cultural-tourism sector. The memorandum does not obligate either party to proceed with the proposed collaboration, and the implementation of any collaboration remains subject to the negotiation and execution of definitive agreements.

On August 17, 2026, we entered into a non-binding strategic acquisition memorandum of understanding with Blue Intelligence Cloud Innovation Technology (Beijing) Co., Ltd., pursuant to which we propose to acquire a 40% equity interest in that company. Blue Intelligence Cloud Innovation Technology focuses on AI technology development, AI data processing and intelligent marketing solutions. On August 20, 2026, the company has entered into a strategic cooperation memorandum of understanding (the “MOU”) with 58.com Group (“58.com”). The parties intend to establish a long-term strategic collaboration focused on AI marketing, AI advertising, virtual human livestreaming, intelligent media buying, omnichannel content distribution, and smart local services. Through the collaboration, the parties aim to promote the application and commercialization of artificial intelligence technologies across local services, travel e-commerce, and offline commercial scenarios.

If completed, the proposed acquisition is expected to provide us with access to AI-powered capabilities, including intelligent marketing, intelligent content generation, user-data analytics and AI-enabled operations, and to support our expansion into AI-powered digital marketing and next-generation marketing services. We expect to conduct due diligence and negotiate definitive transaction documents if the applicable transaction conditions are satisfied. The memorandum of understanding is a non-binding framework agreement, and the transaction consideration, payment terms, closing arrangements, corporate governance arrangements and other material terms remain subject to due diligence and the execution of definitive agreements. There can be no assurance that definitive agreements will be entered into or that the proposed acquisition will be completed.

For additional information regarding our history, organizational structure, business and operations, see “Item 4. Information on the Company” in our annual report on Form 20-F for the year ended December 31, 2025, which is incorporated by reference into this prospectus.

The following diagram illustrates our current corporate structure, which includes our significant subsidiaries as of the date of this prospectus:

Our Business

We are an online marketing solution provider based in China. We are dedicated to helping our advertiser clients manage their online marketing activities with a view to achieving their business goals. We advise advertisers on online marketing strategies, offer value-added advertising optimization services and facilitate the deployment of online ads of various forms such as search ads, in-feed ads, mobile app ads and social media marketing ads. At the same time, as the authorized agency of some popular online media, such as Super Huichuan (超级汇川), we help online media procure advertisers to buy their ad inventory and facilitate ad deployment on their advertising channels.

Relying on our management’s extensive industry experience, deep industry insights and well-established network of media resources, we have grown rapidly from a start-up online marketing agency founded in 2014 to a multi-channel online marketing solution provider.

We help advertisers formulate their online advertising strategies, optimize their ads and run their ads on suitable online advertising channels with a view to achieving their business goals. We have built a broad and diverse advertiser base across various industries, including ecommerce and online service platforms, online education, online travel agencies, financial services, online gaming, car services and other advertising agencies. We believe our ability to attract and retain these advertisers reflects the high level of our services, which is essential to our business growth.

Our business value chain. As an online advertising service provider, we regard our business values as revolving around our ability to serve the needs of two major business stakeholders: (i) advertisers; and (ii) media (or their authorized agencies).

●	Value to advertisers: As an online marketing service provider, we connect advertisers and online media, helping advertisers to manage their online marketing activities in many ways, including, but not limited to, (i) advising on advertising strategies, budget and choice of advertising channels; (ii) procuring ad inventory; (iii) offering ad optimization services; and (iv) administrating and fine-tuning the ad placement process.

●	Value to media: As an authorized agency of media, we create value to media businesses in several ways, including, but not limited to, (i) identifying advertisers to buy their ad inventory, (ii) facilitating payment arrangements with advertisers, (iii) assisting advertisers in handling ad deployment logistics with media, and (iv) engaging in other marketing and promotion activities aimed at educating and inducing advertisers to use online advertising.

Our advertising services. We offer two types of advertising services, SEM services, and Non-SEM services. Our SEM services include the deployment of ranked search ads and other display search ads offered by search engine operators. Our Non-SEM services, on the other hand, include social media marketing, in-feed advertising, and mobile app advertising through deploying ads on media such as social media platforms, short-video platforms, news portals and mobile apps. The display forms of our Non-SEM ads include in-feed ads, banner ads, button ads, interstitial ads, and posts on selected social media accounts.

Set forth below is a summary of the relevant ad formats, the corresponding pricing models generally adopted by media and our revenue model:

Type	Description	Media’s principal pricing model	Our principal revenue model
SEM Services
Search ads	Search ads are normally located at the top, or on the side of the search results page, or the related products of the search engine operators.	Auction-based ads: mainly CPC Non-auction-based ads: mainly CPT	Rebates and incentives
Non-SEM services
In-feed ads	In-feed ads are advertisements that match the format, appearance and function of the platform upon which they appear, typically placed on short video sharing, social media and newsfeed platforms.	Mainly CPM, CPC	Rebates and incentives
Mobile app ads	Mobile app ads are displayed in apps with various formats such as banner ads, button ads, open screen ads, and interstitial ads.	Mainly CPT, CPA	Net fees; rebates and incentives
Social media ads	Social media ads take the form of contents appearing in the designated blogs or social media accounts with suitable target audience.	Mainly CPT	Net fees

Our gross billing decreased from $18.8 million in 2023 to $12.1 million in 2024, representing a decrease of 35.6%, and increased to $18.4 million in 2025. In the meantime, the media costs decreased from $17.8 million in 2023 to $11.5 million in 2024, and increased to $17.8 million in 2025, representing a decrease of 35.8% and an increase of 55.2%, respectively. Our revenue on a net basis (i.e. difference between gross billing and media costs) has decreased, in tandem our advertiser base and their advertising spend, from $0.9 million in 2023 to $0.6 million in 2024 and $0.6 million in 2025, representing a decrease of 32.3% and a decrease of 8.8%, respectively.

Recent Developments

June 2026 Private Placement

On June 5, 2026, we entered into a subscription agreement with certain investors pursuant to which we agreed to issue and sell an aggregate of 25,000,000 Ordinary Shares for an aggregate purchase price of US$12,536,125. The shares offered for resale by the Selling Shareholders under this prospectus were issued in connection with this private placement. See “The Offering,” “Selling Shareholders” and “Plan of Distribution.”

Other Equity Financings

On July 9, 2026, we entered into a subscription agreement with Anruitai Investment Limited pursuant to which we agreed to issue and sell 1,280,000 Ordinary Shares at a purchase price of US$0.52 per share. On July 10, 2026, we entered into a securities purchase agreement with High West Partners LLC providing for potential sales of up to US$30.0 million of Ordinary Shares. We terminated that agreement effective August 12, 2026, after having sold or issued an aggregate of 255,328 Ordinary Shares thereunder.

Proposed Disposition of Certain Receivables

Beginning on August 21, 2026, four of our PRC subsidiaries publicly listed certain long-aged accounts receivable and a prepaid account on the Beijing Equity Exchange for potential sale. As of April 30, 2026, the listed assets had an aggregate book balance of approximately RMB226.2 million and an aggregate appraised value of approximately RMB8.6 million. The listings do not themselves effect a sale, no purchaser has been selected, and completion of any transfer remains subject to the applicable listing, purchaser-selection and settlement procedures.

Proposed Share Capital Reorganization

We had previously called an extraordinary general meeting of shareholders to consider, among other matters, proposals to increase our authorized share capital, establish Class A and Class B Ordinary Shares, amend the voting rights of the proposed Class B Ordinary Shares, implement a 40-for-1 share consolidation, reduce the par value of our shares following the share consolidation, and adopt amended and restated memorandum and articles of association. The extraordinary general meeting, which was originally scheduled to be held on September 4, 2026, was subsequently postponed indefinitely. The Company will announce the date, time and place of any rescheduled extraordinary general meeting, together with the applicable record date and related shareholder materials, in due course. Accordingly, these proposals remain subject to shareholder approval and other applicable conditions and have not taken effect as of the date of this prospectus.

Corporate Information

Our principal executive offices are located at East Floor 5, Building No. 8, Xishanhui, Shijingshan District, Beijing 100041, People’s Republic of China. Our telephone number at this address is +86-010-82088021. Our SEC file number is 001-39977 and our CIK number is 0001811216. Our registered office in the Cayman Islands is located at Ascentium (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KY1-1002, Cayman Islands.

Foreign Private Issuer and Emerging Growth Company Status

As a foreign private issuer, we are permitted to take advantage of certain provisions in the Nasdaq Stock Market listing rules that allow us to follow Cayman Islands law for certain governance matters. Certain corporate governance practices in the Cayman Islands may differ significantly from corporate governance listing standards as, except for general fiduciary duties and duties of care, Cayman Islands law has no corporate governance regime which prescribes specific corporate governance standards. Pursuant to the home country rule exemption set forth under Nasdaq Listing Rule 5615, we elected to be exempt from the requirement under Nasdaq Listing Rule 5635(d), which requires to obtain shareholder approval for a business combination and to obtain shareholder approval for the issuance of 20% or more of our outstanding Ordinary Shares, and Nasdaq Listing Rule 5620(a), which requires that each company listing common stock or voting preferred stock, and their equivalents, shall hold an annual meeting of shareholders no later than one year after the end of the company’s fiscal year-end. Therefore, our shareholders may be afforded less protection than they otherwise would have under corporate governance listing standards applicable to U.S. domestic issuers.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Summary of Risk Factors

Risks Related to this Offering

•	We are involved in winding-up proceedings in the Cayman Islands, and an adverse outcome could materially and adversely affect the validity of the issuance of the PIPE Shares by the Company to the Selling Shareholders and the resale of the PIPE Shares by the Selling Shareholders.

•	The resale of a substantial number of Ordinary Shares covered by this prospectus could significantly increase the number of freely tradable Ordinary Shares in the public market and adversely affect the market price and liquidity of our Ordinary Shares.

•	The Selling Shareholders acquired the Ordinary Shares covered by this prospectus at different purchase prices, and their resales may place additional downward pressure on the market price of our Ordinary Shares.

•	Our recent and future equity financings may result in further dilution and may place additional downward pressure on the market price of our Ordinary Shares.

Risks Related to our Business and Industry

•	We are involved in legal proceedings and related disputes, and an adverse outcome—or the costs, diversion of management time, and reputational impact of defending these matters—could materially adversely affect us

•	Legal expenses incurred in litigation increase our operational costs and adversely affect our cash flow.

•	Cutbacks on advertising budgets by advertisers, changes in rebate and incentive policies by the media, failure to maintain and grow our advertiser base and secure emerging media resources could all materially and adversely affect our business and financial condition.

•	If we fail to maintain our relationships with our business stakeholders, mainly advertisers and media, our business, results of operations, financial condition and business prospects could be materially and adversely affected.

•	Failure to appropriately evaluate the credit profile of our advertisers or effectively manage our credit risk associated with credit terms granted to our advertisers and/or delay in settlement of accounts receivable from our advertisers could materially and adversely impact our operating cash flow and may result in significant provisions and impairments on our accounts receivable which in turn would have a material adverse impact on our business operations, results of operation, financial condition and our business pursuits and prospects.

•	If our advertisers delay in settlement of our accounts receivable or if we are unable to issue invoices to our advertisers on a timely basis, our business, financial condition and results of operations may be materially and adversely affected.

Risks Related to Doing Business in China

•	Changes in political and economic policies of the PRC government, could reduce the demand for our products and materially and adversely affect our competitive position.

•	Uncertainties changes regarding interpretation and enforcement of the laws, rules and regulations in China may impose adverse impact on our business, operations and profitability.

•	Changes in the policies, regulations, rules, and the enforcement of laws of the PRC government may be quick and could have a significant impact upon our ability to operate profitably in the PRC.

•	The regulatory measures implemented by the Chinese government may have an impact on our business, or may lead to stricter supervision of overseas issuances and/or foreign investment activities of issuers based in China,which could result in a material change in our operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, and cause the value of our Ordinary Shares to significantly decline or be worthless.

•	Recent greater oversight by the Cyberspace Administration of China, or the CAC, over data security, particularly for companies seeking to list on a foreign exchange, could adversely impact our business and our offering.

•	The Opinions on Severely Cracking Down on Illegal Securities Activities According to Law issued by the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council may subject us to additional compliance requirement in the future.

Risks Related to Our Ordinary Shares

•	Shares eligible for future sale may adversely affect the market price of our Ordinary Shares, as the future sale of a substantial amount of outstanding Ordinary Shares in the public marketplace could reduce the price of our Ordinary Shares.

•	We cannot assure you that we will declare and distribute any dividends in the future.

THE OFFERING

Issuer	Baosheng Media Group Holdings Limited
Securities offered by the Selling Shareholders	An aggregate of 25,000,000 Ordinary Shares, par value US$0.0096 per share.
Selling Shareholders	The 22 Selling Shareholders identified in the section entitled “Selling Shareholders.”
Offering price	The Selling Shareholders may sell the Ordinary Shares from time to time at fixed prices, prevailing market prices, prices related to prevailing market prices, varying prices determined at the time of sale, negotiated prices or any other prices permitted by applicable law. The Selling Shareholders, and not us, will determine the timing and price of any sales. No minimum offering price has been established. See “Plan of Distribution.”
Purchase price paid by the Selling Shareholders	Of the Ordinary Shares covered by this prospectus, 24,880,018 Ordinary Shares were acquired at US$0.492 per share and 119,982 Ordinary Shares were acquired at US$2.46 per share.
Expenses charged to purchasers	We will not charge purchasers any expenses in connection with their purchases of the Ordinary Shares. Purchasers may, however, be required to pay brokerage commissions or other transaction costs in connection with purchases effected through broker-dealers or other intermediaries.
Ordinary Shares outstanding before and after the offering	33,369,815 Ordinary Shares as of August 24, 2026. Because all of the Ordinary Shares covered by this prospectus are already issued and outstanding, their resale by the Selling Shareholders will not increase or otherwise change the number of Ordinary Shares issued and outstanding.

Terms of the offering	The Selling Shareholders may sell all, some or none of the Ordinary Shares covered by this prospectus from time to time through the methods described under “Plan of Distribution.” We cannot predict when or in what amounts the Selling Shareholders may sell the Ordinary Shares.
Voting rights	Each Ordinary Share is entitled to one vote on all matters upon which the Ordinary Shares are entitled to vote. See “Description of Share Capital.”
Transferability	Following the effectiveness of the registration statement of which this prospectus forms a part, the Ordinary Shares covered by this prospectus may be resold pursuant to this prospectus, subject to applicable securities laws, the terms of this prospectus and any contractual restrictions applicable to the relevant Selling Shareholder. Transfers of the Ordinary Shares are also subject to our memorandum and articles of association and applicable Cayman Islands law. See “Description of Share Capital” and “Plan of Distribution.”
Use of proceeds	We will not receive any proceeds from the sale of the Ordinary Shares by the Selling Shareholders. The Selling Shareholders will receive all net proceeds from their respective sales.
Trading market and symbol	Our Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “BAOS.”
Risk factors	Investing in our Ordinary Shares involves substantial risks. See “Risk Factors” in this prospectus and the risk factors contained in our annual report on Form 20-F and other reports incorporated herein by reference.

Unless otherwise indicated, the number of Ordinary Shares outstanding set forth above is based on the certified shareholder list furnished by our transfer agent as of August 24, 2026.

RISK FACTORS

Investing in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks.  An investment in our Ordinary Shares involves a high degree of risk. Before purchasing any Ordinary Shares, you should carefully consider the risks described below and under Item 3.D, “Key Information—Risk Factors,” in our annual report on Form 20-F for the year ended December 31, 2025, together with all other information contained or incorporated by reference in this prospectus. Any of these risks could materially and adversely affect our business, financial condition, results of operations or the value and trading price of our Ordinary Shares.

Risks Related to this Offering

We are involved in winding-up proceedings in the Cayman Islands, and an adverse outcome could materially and adversely affect the validity of the issuance of the PIPE Shares by the Company to the Selling Shareholders and the resale of the PIPE Shares by the Selling Shareholders.

On April 10, 2024, Orient Plus International Limited (the “Petitioner”) filed with the Grand Court of the Cayman Islands a winding up petition (“Petition”), seeking an order that our company be wound up pursuant to section 92(e) of the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”), claiming that the management of our company have acted unfairly and/or oppressively towards the Petitioner, the other investors and other minority shareholders, and/or the affairs of our company have been conducted with a lack of probity, and the Petitioner and the other investors have justifiably lost confidence in the management of our company. By a summons dated July 10, 2024, our company applied for an order striking out the Petition, which was heard by the court on October 17, 2024. The court dismissed the summons on October 30, 2024. The legal proceedings are currently ongoing. As of the date of this report, the parties are in the midst of discovery. Our company believes that the Petition is without any merit and intends to defend the matter vigorously. This legal proceeding may continue for an extended period of time, and we cannot predict their outcome.

Pursuant to section 99 of the Companies Act, when a winding-up order has been made, any disposition of the company’s property and any transfer of shares or alteration in the status of the company’s members made after the commencement of the winding-up (i.e., the date when the Petition was first filed) is void, unless the Grand Court of the Cayman Islands otherwise orders. The Company does not plan to obtain a validation order and if this proceeding is determined adversely and a winding-up order is made against the Company, the issuance and allotment of the PIPE Shares by the Company to the Selling Shareholders and the resale of the PIPE Shares by the Selling Shareholders under this prospectus would be rendered void and the register of members of the Company shall revert to the position as at the date of the presentation of the winding-up petition.

The resale of a substantial number of Ordinary Shares covered by this prospectus could significantly increase the number of freely tradable Ordinary Shares in the public market and adversely affect the market price and liquidity of our Ordinary Shares.

This prospectus covers the resale of 25,000,000 Ordinary Shares, representing approximately 74.9% of the 33,369,815 Ordinary Shares issued and outstanding as of August 24, 2026.

Following the effectiveness of the registration statement of which this prospectus forms a part, the Selling Shareholders may sell all, some or none of the Ordinary Shares covered by this prospectus at any time and from time to time. Such resales could substantially increase the number of Ordinary Shares available for public trading. Sales of a substantial number of Ordinary Shares, or the perception that such sales may occur, could increase the supply of our Ordinary Shares in the public market, depress the market price of our Ordinary Shares and increase volatility in their price and trading volume. These effects may be particularly significant because the existing trading market for our Ordinary Shares has limited liquidity.

The availability of such a substantial number of Ordinary Shares for resale could also make it more difficult for existing shareholders to sell their Ordinary Shares at desired prices or times and could impair our ability to raise additional capital through future equity financings on favorable terms, or at all. We cannot predict when or in what amounts the Selling Shareholders may sell the Ordinary Shares covered by this prospectus or the effect that such sales may have on the market price of our Ordinary Shares.

The Selling Shareholders acquired the Ordinary Shares covered by this prospectus at different purchase prices, and their resales may place additional downward pressure on the market price of our Ordinary Shares.

Of the 25,000,000 Ordinary Shares covered by this prospectus, 24,880,018 Ordinary Shares were acquired by certain Selling Shareholders at a purchase price of US$0.492 per share, and 119,982 Ordinary Shares were acquired by certain other Selling Shareholders at a purchase price of US$2.46 per share. The weighted-average purchase price paid for all of the Ordinary Shares covered by this prospectus was approximately US$0.501 per share.

The prices paid by the Selling Shareholders may be lower than the prices paid by public investors for our Ordinary Shares. To the extent that the market price of our Ordinary Shares exceeds a Selling Shareholder’s purchase price, such Selling Shareholder may be able to realize a profit even if the market price has declined from the price paid by public investors. As a result, the Selling Shareholders may have an incentive to sell their Ordinary Shares when the market price exceeds their respective purchase prices. Sales by the Selling Shareholders, or the perception that such sales may occur, could place downward pressure on the market price of our Ordinary Shares.

We will not receive any proceeds from sales of the Ordinary Shares by the Selling Shareholders. Public investors who purchase Ordinary Shares from the Selling Shareholders may pay a price substantially higher than the applicable Selling Shareholder’s purchase price and may experience a decline in the value of their investment.

Our recent and future equity financings may result in further dilution and may place additional downward pressure on the market price of our Ordinary Shares.

In addition to the 25,000,000 Ordinary Shares issued pursuant to the Subscription Agreements dated June 5, 2026 and covered by this prospectus, on July 9, 2026, we entered into a separate subscription agreement with ANRUITAI INVESTMENT LIMITED for the issuance and sale of 1,280,000 Ordinary Shares at a purchase price of US$0.52 per share. On July 10, 2026, we also entered into a securities purchase agreement with High West Partners LLC relating to a potential equity financing of up to US$30 million. Although that financing arrangement was terminated effective August 12, 2026, 255,328 Ordinary Shares had been sold or issued pursuant to the arrangement prior to its termination.

These issuances have increased the number of our outstanding Ordinary Shares and diluted the ownership and voting interests of our existing shareholders. Although the resale of the Ordinary Shares covered by this prospectus will not itself increase the number of our issued and outstanding Ordinary Shares because those shares are already outstanding, the availability of these Ordinary Shares for resale, together with the Ordinary Shares issued in our other recent financings, could increase the supply of our Ordinary Shares in the public market and place additional downward pressure on their market price.

We may need to raise additional capital in the future to fund our operations, satisfy our obligations or pursue our business strategy. We may issue additional Ordinary Shares or securities convertible into or exercisable for Ordinary Shares at prices below the then-current market price or on terms that are more favorable than those available to existing shareholders. Any such issuance could result in substantial additional dilution, reduce the relative voting power of existing shareholders and further adversely affect the market price of our Ordinary Shares. We cannot assure you that additional financing will be available on acceptable terms, or at all.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization and indebtedness as of December 31, 2025, on an actual basis, as derived from our audited consolidated balance sheet as of December 31, 2025, which is incorporated by reference into this prospectus, and on a pro forma basis to give effect to the completed issuances of Ordinary Shares described below that occurred after December 31, 2025.

The 25,000,000 Ordinary Shares offered for resale by the Selling Shareholders pursuant to this prospectus are already issued and outstanding. Accordingly, the resale of such Ordinary Shares will not result in any further adjustment to our capitalization or indebtedness.

You should read this table together with “Item 5. Operating and Financial Review and Prospects” of the 2025 Form 20-F, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and notes included in the information incorporated by reference into this prospectus and the accompanying prospectus.

	December 31, 2025
	Actual	Pro Forma
Short-term bank borrowings	$730,720	$730,720

Shareholders’ Equity:
Ordinary Shares (par value $0.0096 per share, 1,000,000,000 shares authorized; 1,534,487 shares issued and outstanding on an actual basis; 33,369,815 shares issued and 8,369,815 shares outstanding on a pro forma basis; 33,369,815 shares issued and outstanding on a pro forma as adjusted basis)	14,731	320,350
Additional paid-in capital (1)	41,564,418	69,296,883
Statutory reserves	898,133	898,133
Accumulated deficits (2)	(35,480,426)	(50,161,426)
Accumulated other comprehensive loss	(3,709,544)	(3,709,544)
Total shareholders’ equity	3,287,312	$16,644,396
Total Capitalization	$4,018,032	$17,375,116

(1)	Additional paid-in capital on a pro forma basis reflects the issuance of 5,300,000 Ordinary shares, at per share price of $2.77 to certain consultants on June 18, 2026, sale of 1,280,000 Ordinary shares to Anruitai Investment Limited, at per share price of $0.52, on July 9, 2026, issuance and sale of 25,000,000 Ordinary shares pursuant to the Subscription Agreement dated June 5, 2026 and sale of 255,328 Ordinary Shares under a securities purchase agreement with High West Partners LLC relating to a potential equity financing of up to US$30 million which was terminated effective August 12, 2026.

(2)	Accumulated deficits on a pro forma basis reflect the share-based compensation expenses of $14.7 million from issuance of 5,300,000 Ordinary shares, at per share price of $2.77 to certain consultants on June 18, 2026.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Ordinary Shares by the Selling Shareholders. We received aggregate gross proceeds of US$12,536,125 upon the issuance of the Ordinary Shares. The Selling Shareholders will receive all net proceeds from their sales, after deducting any underwriting discounts, commissions, transfer taxes and other selling expenses borne by them.

We will bear all costs, expenses and fees in connection with the registration of the Ordinary Shares offered by the Selling Shareholders pursuant to this prospectus, whereas the Selling Shareholders will bear all incremental selling expenses, including commissions, brokerage fees and other similar selling expenses.

DIVIDEND POLICY

We have never declared or paid cash dividends on our Ordinary Shares and do not presently plan to pay cash dividends in the foreseeable future. We currently intend to retain available funds and future earnings, if any, to operate and expand our business. Our ability to pay dividends is subject to Cayman Islands law and restrictions on the ability of our subsidiaries to distribute funds to us, including PRC laws and regulations. See our Form 20-F incorporated by reference.

Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either its profit or share premium account, but a dividend may not be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Dividends can be declared and paid out of funds lawfully available to us, which include the share premium account. According to our Articles of Association, except as otherwise provided by the rights attached to our ordinary shares, all dividends must be declared and paid according to the amounts paid up on the ordinary shares on which the dividend is paid. All dividends must be apportioned and paid proportionately to the amount paid up on the ordinary shares during the time or part of the time in respect of which the dividend is paid. However, if an ordinary share is issued on terms providing that it will rank for dividend as from a particular date, then that ordinary share will rank for dividend accordingly. For further information, see our Form 20-F “Taxation — Cayman Islands Taxation.”

If we determine to pay dividends on any of our ordinary shares in the future, as a holding company, we will be dependent on receipt of funds from our operations in overseas subsidiaries.

SELLING SHAREHOLDERS

The table below sets forth information regarding the Selling Shareholders and the Ordinary Shares that they may offer under this prospectus. The information is based on questionnaires supplied by the Selling Shareholders and Company records. Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act and generally includes voting or investment power over securities and securities that a person has the right to acquire within 60 days.

The number of shares beneficially owned after the offering assumes that each Selling Shareholder sells all Ordinary Shares offered by it and does not acquire or dispose of any other Ordinary Shares. A Selling Shareholder may sell all, some or none of the Ordinary Shares listed. Percentages are calculated using 33,369,815 Ordinary Shares outstanding as of August 24, 2026.

The second column sets forth the number of Ordinary Shares beneficially owned by each Selling Shareholder before the offering. The third column sets forth the maximum number of Ordinary Shares that each Selling Shareholder may offer for resale pursuant to this prospectus. The fourth and fifth columns set forth, respectively, the number and percentage of Ordinary Shares that each Selling Shareholder would beneficially own after the offering, assuming that such Selling Shareholder sells all of the Ordinary Shares offered hereby and does not acquire or dispose of any other Ordinary Shares.

The Selling Shareholders may sell all, some or none of the Ordinary Shares listed below. See “Plan of Distribution.”

Name of Selling Shareholder	Number of Ordinary Shares Owned Before Offering	Maximum Number of Ordinary Shares to be Offered Pursuant to this Prospectus	Shares Beneficially Owned After Offering	% of Outstanding Shares Beneficially Owned After Sale of Shares
NAVIGATORS CAPITAL MANAGEMENT CO., LIMITED (1)	1,280,000	1,280,000	0	—
ZENITH HOTEL MANAGEMENT LTD (2)	1,250,000	1,250,000	0	—
GLOBALLINK COMMERCE LTD (3)	1,230,000	1,230,000	0	—
GLOBALLINK TRADE LTD (4)	1,220,000	1,220,000	0	—
PROELITE TALENT SERVICES LIMITED (5)	1,270,000	1,270,000	0	—
NEUROSPHERE FUTURE CO., LTD. (6)	1,230,000	1,230,000	0	—
HUAMAOTONG INTERNATIONAL TRADING CO., LTD. (7)	1,290,000	1,290,000	0	—
Liu Menghai (8)	1,300,000	1,300,000	0	—
Yao Lili (9)	1,210,000	1,210,000	0	—
Chen Congyan (10)	1,240,000	1,240,000	0	—
AETHERBIO LTD (11)	1,270,000	1,270,000	0	—
BIOSOURCE LTD (12)	1,230,000	1,230,000	0	—
VISIONARY CONSULTING LTD (13)	1,220,000	1,220,000	0	—
PRIMEGOODS E-COMMERCE LTD (14)	1,280,000	1,280,000	0	—
STELLAR WAYFARER JOURNEYS LTD (15)	1,210,000	1,210,000	0	—
CLEVERAI LTD (16)	1,290,000	1,290,000	0	—
ZENITHPOINT CONSULTING LTD (17)	1,230,000	1,230,000	0	—
SMARTMOTION LTD (18)	1,160,018	1,160,018	0	—
COSMOTRADE LTD (19)	1,270,000	1,270,000	0	—
WIINEX TECHNOLOGY LIMITED (20)	59,991	59,991	0	—
Lei Xudan (21)	59,991	59,991	0	—
PUBLIC WELFARE HAPPINESS technology LTD (22)	1,200,000	1,200,000	0	—
Total	25,000,000	25,000,000	0	—

Notes:

(1) Represents 1,280,000 Ordinary Shares issued in connection with the Subscription Agreement. NAVIGATORS CAPITAL MANAGEMENT CO., LIMITED’s address is Flat A516, 5/F, Efficiency House, 35 Tai Yau Street, San Po Kong, Hong Kong. Xianzhi Liu, as the director identified in the Selling Shareholder Questionnaire, exercises voting and dispositive power over the Ordinary Shares held by NAVIGATORS CAPITAL MANAGEMENT CO., LIMITED.

(2) Represents 1,250,000 Ordinary Shares issued in connection with the Subscription Agreement. ZENITH HOTEL MANAGEMENT LTD’s address is 204 City V Mansion, Taihu Town, Tongzhou District, Beijing, China. Jifeng Gao, as the director identified in the Selling Shareholder Questionnaire, exercises voting and dispositive power over the Ordinary Shares held by ZENITH HOTEL MANAGEMENT LTD.

(3) Represents 1,230,000 Ordinary Shares issued in connection with the Subscription Agreement. GLOBALLINK COMMERCE LTD’s address is Room D1103, Shouchuang Starry Sky Phase Cluster, Chaoyang District, Beijing, China. Dongping Liu, as the director identified in the Selling Shareholder Questionnaire, exercises voting and dispositive power over the Ordinary Shares held by GLOBALLINK COMMERCE LTD.

(4) Represents 1,220,000 Ordinary Shares issued in connection with the Subscription Agreement. GLOBALLINK TRADE LTD’s address is 100 N Howard St, Ste R, Spokane, Washington 99201. Yanhui Guan, as the director identified in the Selling Shareholder Questionnaire, exercises voting and dispositive power over the Ordinary Shares held by GLOBALLINK TRADE LTD.

(5) Represents 1,270,000 Ordinary Shares issued in connection with the Subscription Agreement. PROELITE TALENT SERVICES LIMITED’s address is Room 1105, 11/F, Block C, Phase 1, Kwai Shing Industrial Building, 36-40 Tai Lin Pai Road, Hong Kong. Lin Jiang, as the director identified in the Selling Shareholder Questionnaire, exercises voting and dispositive power over the Ordinary Shares held by PROELITE TALENT SERVICES LIMITED.

(6) Represents 1,230,000 Ordinary Shares issued in connection with the Subscription Agreement. NEUROSPHERE FUTURE CO., LTD.’s address is Room H11, 1/F, Kaiser Estate, Phase 2, No. 51 Man Yue Street, Hung Hom, Hong Kong. Yanjun Jiang, as the director identified in the Selling Shareholder Questionnaire, exercises voting and dispositive power over the Ordinary Shares held by NEUROSPHERE FUTURE CO., LTD.

(7) Represents 1,290,000 Ordinary Shares issued in connection with the Subscription Agreement. HUAMAOTONG INTERNATIONAL TRADING CO., LTD.’s address is Room 602, Building 6, Qiru Commercial Building, 2C Argyle Street, Mong Kok, Kowloon, Hong Kong. Yanting Wu, as the director identified in the Selling Shareholder Questionnaire, exercises voting and dispositive power over the Ordinary Shares held by HUAMAOTONG INTERNATIONAL TRADING CO., LTD.

(8) Represents 1,300,000 Ordinary Shares issued in connection with the Subscription Agreement. Liu Menghai’s address is 202, Unit 3, Building 2, Xin Huayuan Community, Baoqing County, Shuangyashan, China. Liu Menghai exercises voting and dispositive power over the Ordinary Shares held directly by Liu Menghai.

(9) Represents 1,210,000 Ordinary Shares issued in connection with the Subscription Agreement. Yao Lili’s address is Room 402, Unit 4, Building 24, Honglin Modern City, Wuchang, China. Yao Lili exercises voting and dispositive power over the Ordinary Shares held directly by Yao Lili.

(10) Represents 1,240,000 Ordinary Shares issued in connection with the Subscription Agreement. Chen Congyan’s address is No. 101, South Street, Jiazhuang Village, Zhuangke Township, Quyang County, Baoding, China. Chen Congyan exercises voting and dispositive power over the Ordinary Shares held directly by Chen Congyan.

(11) Represents 1,270,000 Ordinary Shares issued in connection with the Subscription Agreement. AETHERBIO LTD’s address is 30 N Gould Street, Suite R, Sheridan, Wyoming. Jilu Liu, as the director identified in the Selling Shareholder Questionnaire, exercises voting and dispositive power over the Ordinary Shares held by AETHERBIO LTD.

(12) Represents 1,230,000 Ordinary Shares issued in connection with the Subscription Agreement. BIOSOURCE LTD’s address is Dongsheng Village Committee 10, Dongguan Town, Shuangcheng District, Harbin, China. Jicheng Yang, as the director identified in the Selling Shareholder Questionnaire, exercises voting and dispositive power over the Ordinary Shares held by BIOSOURCE LTD.

(13) Represents 1,220,000 Ordinary Shares issued in connection with the Subscription Agreement. VISIONARY CONSULTING LTD’s address is 8-2-1702, Courtyard Xiyuan, No. 7 Luneng, Shunxing Street, Shuangfeng Street, Shunyi District, Beijing, China. Yu Tan, as the director identified in the Selling Shareholder Questionnaire, exercises voting and dispositive power over the Ordinary Shares held by VISIONARY CONSULTING LTD.

(14) Represents 1,280,000 Ordinary Shares issued in connection with the Subscription Agreement. PRIMEGOODS E-COMMERCE LTD’s address is 2-6-502, Electric Power Mingyuan Community, Harmony Road, Limin Development Zone, Hulan District, Harbin, China. Donghui Liu, as the director identified in the Selling Shareholder Questionnaire, exercises voting and dispositive power over the Ordinary Shares held by PRIMEGOODS E-COMMERCE LTD.

(15) Represents 1,210,000 Ordinary Shares issued in connection with the Subscription Agreement. STELLAR WAYFARER JOURNEYS LTD’s address is Room 306, Building 6, Xingyue International, Majuqiao, Tongzhou, Beijing, China. Shuxiang Zang, as the director identified in the Selling Shareholder Questionnaire, exercises voting and dispositive power over the Ordinary Shares held by STELLAR WAYFARER JOURNEYS LTD.

(16) Represents 1,290,000 Ordinary Shares issued in connection with the Subscription Agreement. CLEVERAI LTD’s address is Unit 3, Building 19, South District, Chaobairenjia Community, Yanjiao, Langfang, China. Wei Liu, as the director identified in the Selling Shareholder Questionnaire, exercises voting and dispositive power over the Ordinary Shares held by CLEVERAI LTD.

(17) Represents 1,230,000 Ordinary Shares issued in connection with the Subscription Agreement. ZENITHPOINT CONSULTING LTD’s address is 2470 S Dairy Ashford Road, Unit 480, Houston, Texas 77077. Hongli Yang, as the director identified in the Selling Shareholder Questionnaire, exercises voting and dispositive power over the Ordinary Shares held by ZENITHPOINT CONSULTING LTD.

(18) Represents 1,160,018 Ordinary Shares issued in connection with the Subscription Agreement. SMARTMOTION LTD’s address is 15-4-401, Liuzhuang New Village, Tongzhou District, Beijing, China. Yazhou Liu, as the director identified in the Selling Shareholder Questionnaire, exercises voting and dispositive power over the Ordinary Shares held by SMARTMOTION LTD.

(19) Represents 1,270,000 Ordinary Shares issued in connection with the Subscription Agreement. COSMOTRADE LTD’s address is Ertun Village, Niujia Manchu Town, Wuchang, China. Yanqiu Guan, as the director identified in the Selling Shareholder Questionnaire, exercises voting and dispositive power over the Ordinary Shares held by COSMOTRADE LTD.

(20) Represents 59,991 Ordinary Shares issued in connection with the Subscription Agreement. WIINEX TECHNOLOGY LIMITED’s address is Flat B5, 1/F, Manning Industrial Building, 116-118 How Ming Street, Kwun Tong, Kowloon, Hong Kong. Bin Li, as the director identified in the Selling Shareholder Questionnaire, exercises voting and dispositive power over the Ordinary Shares held by WIINEX TECHNOLOGY LIMITED.

(21) Represents 59,991 Ordinary Shares issued in connection with the Subscription Agreement. Lei Xudan’s address is 19-1-815, Sijiyuecheng, Pearl River, Tongzhou District, Beijing, China. Lei Xudan exercises voting and dispositive power over the Ordinary Shares held directly by Lei Xudan.

(22) Represents 1,200,000 Ordinary Shares issued in connection with the Subscription Agreement. PUBLIC WELFARE HAPPINESS technology LTD’s address is Intershore Chambers, Road Town, Tortola, British Virgin Islands. Ziyan Chen, as the director identified in the Selling Shareholder Questionnaire, exercises voting and dispositive power over the Ordinary Shares held by PUBLIC WELFARE HAPPINESS technology LTD.

Relationships with the Company

Except for their acquisition of Ordinary Shares under the Subscription Agreement and the registration rights granted thereunder, none of the Selling Shareholders has had any material relationship with us or any of our predecessors or affiliates during the past three years, based on the questionnaires received.

PLAN OF DISTRIBUTION

In this section of the prospectus, the term “Selling Shareholders” means and includes:

•	the persons identified in the table above as the Selling Shareholders; and

•	to the extent permitted under applicable law, any donees, pledgees, distributees, transferees, assignees or other successors-in-interest of such persons who receive any of the Ordinary Shares covered by this prospectus after the date hereof and are identified, if required, in a prospectus supplement or post-effective amendment.

The Selling Shareholders may, from time to time, sell all, some or none of the Ordinary Shares covered by this prospectus. We cannot predict when or in what amounts the Selling Shareholders may sell the Ordinary Shares, and the registration of the Ordinary Shares does not necessarily mean that any of them will be offered or sold. The Selling Shareholders will act independently of us in making decisions regarding the timing, manner and size of any sale.

The Selling Shareholders and any of their permitted pledgees, assignees, donees, transferees or successors-in-interest may sell the Ordinary Shares covered by this prospectus on the Nasdaq Capital Market, on any other securities exchange, quotation service or trading market on which the Ordinary Shares may be listed or traded, in the over-the-counter market, in privately negotiated transactions or otherwise. Sales may be made at fixed prices, prevailing market prices, prices related to prevailing market prices, varying prices determined at the time of sale, negotiated prices or any other price permitted by applicable law.

The Selling Shareholders may sell the Ordinary Shares covered by this prospectus in one or more transactions, including:

•	on the Nasdaq Capital Market or any other national securities exchange, market or trading facility on which the Ordinary Shares are then listed or quoted;

•	in ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

•	in block trades in which a broker-dealer may attempt to sell the Ordinary Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its own account;

•	in privately negotiated transactions;

•	through the distribution of Ordinary Shares by a Selling Shareholder to its partners, members, shareholders or other equity holders, to the extent permitted under applicable law;

•	through a combination of any of the foregoing methods; or

•	by any other method permitted by applicable law.

The Selling Shareholders may enter into arrangements with broker-dealers or agents in connection with the sale of the Ordinary Shares. Broker-dealers or agents participating in the distribution may receive commissions, discounts or concessions from the Selling Shareholders or from purchasers of the Ordinary Shares for whom they may act as agent. Any such commissions, discounts or concessions will be negotiated between the applicable Selling Shareholder and the applicable broker-dealer or agent.

The Selling Shareholders and any broker-dealers or agents that participate in the distribution of the Ordinary Shares may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. In such event, any commissions received by such broker-dealers or agents and any profits realized by them on the resale of the Ordinary Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

To the extent required, the Ordinary Shares to be sold, the name of the applicable Selling Shareholder, the names of any participating broker-dealers or agents, the terms of the sale, the applicable sale price and any commissions, discounts or other compensation will be set forth in a prospectus supplement or, if required, a post-effective amendment to the registration statement of which this prospectus forms a part. We may amend or supplement this prospectus from time to time to describe a specific plan of distribution or as otherwise required by applicable law.

The Selling Shareholders and any other persons participating in the distribution of the Ordinary Shares will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Ordinary Shares by the Selling Shareholders and other participating persons. Regulation M may also restrict the ability of any person engaged in the distribution of the Ordinary Shares to engage in market-making activities with respect to the Ordinary Shares.

To the extent any Ordinary Shares covered by this prospectus were originally issued in reliance on Regulation S under the Securities Act, any offer or sale of such Ordinary Shares must be made pursuant to an effective registration statement under the Securities Act, in compliance with Regulation S or pursuant to another available exemption from registration. Any hedging transaction involving such Ordinary Shares must be conducted in compliance with the Securities Act.

Broker-dealers participating in the distribution may be required to deliver a copy of this prospectus, as supplemented or amended, to purchasers of the Ordinary Shares in accordance with the Securities Act. Sales of the Ordinary Shares may also be subject to applicable state securities or “blue sky” laws.

We may suspend the use of this prospectus if it contains a material misstatement or omission, if required in order to amend or supplement the information contained herein, or if otherwise required by applicable law. Upon receiving notice from us of any such suspension, the Selling Shareholders may not use this prospectus until they receive notice from us that use of the prospectus may be resumed.

We will not receive any proceeds from the sale of the Ordinary Shares by the Selling Shareholders. The Selling Shareholders will receive all of the net proceeds from their respective sales of the Ordinary Shares. We will bear the expenses incurred in connection with the registration of the Ordinary Shares, including the SEC registration fee and certain legal, accounting and other expenses. The Selling Shareholders will bear any brokerage commissions, underwriting discounts, selling commissions, transfer taxes and similar expenses attributable to their respective sales of the Ordinary Shares.

LEGAL PROCEEDINGS

The disclosure set forth under “Item 8. Financial Information—A. Consolidated Statements and Other Financial Information—Legal Proceedings” in our Annual Report on Form 20-F for the year ended December 31, 2025, which is incorporated by reference herein, is supplemented and updated as follows:

Beijing Kaikeba Technology Co., Ltd., et al.

In April 2022, the Haidian District People’s Court of Beijing accepted a breach of contract action brought by Beijing Baosheng Network Co., Ltd. (“Beijing Baosheng”), our PRC subsidiary, against Beijing Kaikeba Technology Co., Ltd., Huike Education Technology Group Co., Ltd., Hangzhou Kaikeba Technology Co., Ltd. and Fang Yechang. Beijing Baosheng has recovered an aggregate amount of RMB36,281,421.17 (approximately US$5.35 million) in connection with this action.

Fang Yechang and Spouse

In April 2023, the Shijingshan District People’s Court of Beijing accepted a contract action brought by Beijing Baosheng against Fang Yechang and his spouse. The parties subsequently entered into a civil mediation arrangement pursuant to which the defendants were required to pay Beijing Baosheng RMB2,197,472.35 (approximately US$0.33 million).

Tianjin Hongen Perfect Future Education Technology Co., Ltd.

In January 2024, Beijing Baosheng submitted an arbitration application to the Beijing Arbitration Commission against Tianjin Hongen Perfect Future Education Technology Co., Ltd. (“Perfect Future”) seeking repayment of advertising fees of RMB159,110.54 and related damages, and refiled its arbitration request in July 2024. The Beijing Arbitration Commission accepted the arbitration in August 2024, and a hearing was held in December 2024. In March 2025, the Beijing Arbitration Commission issued an award requiring Perfect Future to repay RMB119,332.96 in advertising fees and related liquidated damages. Perfect Future made payment on March 28, 2025, and Beijing Baosheng recovered an aggregate amount of RMB144,077.24. The matter has been concluded.

Investor Litigation

On June 3, 2025, the Beijing Fourth Intermediate People’s Court accepted a damages action brought by three institutional investors against a director of the Company and four other defendants. The plaintiffs allege corporate governance misconduct by the defendants and seek aggregate damages of RMB47,249,848 (approximately US$6.59 million). The Beijing Fourth Intermediate People’s Court subsequently separated the action into three cases and transferred them to the Shijingshan District People’s Court of Beijing. The three cases are currently pending before the Shijingshan District People’s Court.

Labor Arbitration

In June 2026, the Beijing Shijingshan District Labor and Personnel Dispute Arbitration Commission accepted a labor arbitration proceeding brought by Mi Shasha against Beijing Baosheng. A hearing was held on August 28, 2026. As of the date of this prospectus, no arbitral award has been issued.

DESCRIPTION OF SHARE CAPITAL

The following summarizes the material terms of our share capital under our amended and restated memorandum and articles of association, adopted by a special resolution on July 20, 2020 and effective on February 10, 2021 (the “Memorandum and Articles”), and the Companies Act (As Revised) of the Cayman Islands. This summary does not purport to be complete and is qualified in its entirety by the Memorandum and Articles and applicable Cayman Islands law.

Authorized and Outstanding Share Capital

Our authorized share capital is US$9,600,000 divided into 1,000,000,000 Ordinary Shares of a par value of US$0.0096 each. The increase from US$60,000 divided into 6,250,000 Ordinary Shares to the current authorized share capital was approved by our shareholders on September 28, 2023 and became effective immediately. As of August 24, 2026, 33,369,815 Ordinary Shares were issued and outstanding, of which 26,842,501 were identified as restricted and 6,527,314 as non-restricted in the certified shareholder list furnished by our transfer agent. All 25,000,000 Ordinary Shares covered by this prospectus were recorded as issued on June 8, 2026 and are included in that outstanding-share figure.

Ordinary Shares

All of our issued Ordinary Shares are fully paid and non-assessable. Subject to any special rights or restrictions attached to a class of shares, each holder of an Ordinary Share is entitled, on a show of hands, to one vote when present in person or by proxy at a general meeting and, on a poll, to one vote for each Ordinary Share held. Holders do not have cumulative voting rights under the Memorandum and Articles.

Dividends

Subject to any rights and restrictions attached to any shares under and in accordance with the Articles and the requirements of Cayman Islands law:

(a)	our board of directors may declare dividends, including interim dividends, and other distributions on issued shares and authorize payment from funds lawfully available for that purpose; and

(b)	the Company’s shareholders may, by ordinary resolution, declare dividends but no such dividend shall exceed the amount recommended by the directors.

Subject to the requirements of the Cayman Islands law regarding the application of a company’s share premium account and with the sanction of an ordinary resolution, dividends may also be declared and paid out of the funds of our company lawfully available therefor. The directors when paying dividends to shareholders may make such payment either in cash or in specie.

Unless provided by the rights attached to a share, no dividend shall bear interest.

Liquidation Rights

If we are wound up and the assets available for distribution the shareholders are more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus will be distributed among the shareholders in proportion to the par value of the shares held by them at the commencement of the winding up subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If in a winding up, the assets available for distribution amongst the shareholders shall be insufficient to repay the whole of the share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the shareholders in proportion to the par value of the shares held by them. If we are wound up the liquidator may, with the sanction of a special resolution and any other sanction required by the Cayman Islands law, divide amongst the shareholders in species or in kind the whole or any part of the assets of our company (whether they shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the shareholders or different classes of the shareholders.

Issuance of Shares and Preferred Shares

Subject to the Memorandum and Articles, Cayman Islands law and applicable Nasdaq rules, our board of directors has broad authority to issue, allot and dispose of unissued shares on such terms as it determines. The board may divide shares into classes and may issue preferred shares in one or more series with voting, dividend, conversion, redemption, liquidation and other rights that may be superior to those of the Ordinary Shares, generally without further shareholder approval. We may not issue shares to bearer.

Variation of Class Rights

Whenever our capital is divided into different classes of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied with the consent in writing of all of the holders of the issued shares of that class or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class. The necessary quorum shall be one or more persons holding or representing by proxy at least one-third in nominal or par value amount of the issued shares of the relevant class (but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those shareholders who are present shall form a quorum).

Unless the terms on which a class of shares was issued state otherwise, the rights conferred on the shareholder holding shares of any class shall not be deemed to be varied by the creation or issue of further shares ranking pari passu with the existing shares of that class or subsequent to them or the redemption or purchase of any shares of any class by our company. The rights conferred upon the holders of the shares of any class issued shall not be deemed to be varied by the creation or issue of shares with preferred or other rights including, without limitation, the creation of shares with enhanced or weighted voting rights.

Transfers of Ordinary Shares

Provided that a transfer of Ordinary Shares complies with applicable rules of Nasdaq, a shareholder may transfer Ordinary Shares to another person by completing an instrument of transfer in a common form or in a form prescribed by Nasdaq or in any other form approved by the directors, executed:

(a)        where the Ordinary Shares are fully paid, by or on behalf of that shareholder; and

(b)       where the Ordinary Shares are partly paid, by or on behalf of that shareholder and the transferee.

The transferor shall be deemed to remain the holder of an Ordinary Share until the name of the transferee is entered into the register of members of the Company.

Where the Ordinary Shares in question are not listed on or subject to the rules of Nasdaq, our board of directors may, in its absolute discretion, decline to register any transfer of any Ordinary Share that has not been fully paid up or is subject to a company lien. Our board of directors may also decline to register any transfer of such Ordinary Share unless:

(a)        the instrument of transfer is lodged with us, accompanied by the certificate for the Ordinary Shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

(b)       the instrument of transfer is in respect of only one class of Ordinary Shares;

(c)        the instrument of transfer is properly stamped, if required;

(d)        in the case of a transfer to joint holders, the number of joint holders to whom the Ordinary Shares are to be transferred does not exceed four; and

(e)        a fee of such maximum sum as Nasdaq may determine to be payable, or such lesser sum as the directors may from time to time require, is paid to the Company in respect thereof.

If our directors refuse to register a transfer, they are required, within two months after the date on which the instrument of transfer was lodged, to send to each of the transferor and the transferee notice of such refusal

The registration of transfers may, on prior notice being given in compliance with the applicable rules of Nasdaq, be suspended and our register of members closed at such times and for such periods as our board of directors may from time to time determine. The registration of transfers, however, may not be suspended, and the register of members may not be closed, for more than 30 calendar days in any year.

Redemption and Repurchase

Subject to the Cayman Islands law and any rights for the time being conferred on the shareholders holding a particular class of shares, we may by action of our directors:

(a)        issue shares that are to be redeemed or liable to be redeemed, at our option or the shareholder holding those redeemable shares, on the terms and in the manner our directors determine before the issue of those shares;

(b)       with the consent by special resolution of the shareholders holding shares of a particular class, vary the rights attaching to that class of shares so as to provide that those shares are to be redeemed or are liable to be redeemed at our option on the terms and in the manner which the directors determine at the time of such variation; and

(c)        purchase all or any of our own shares of any class including any redeemable shares on the terms and in the manner which the directors determine at the time of such purchase.

We may make a payment in respect of the redemption or purchase of its own shares in any manner authorized by the Cayman Islands law, including out of any combination of capital, our profits and the proceeds of a fresh issue of shares.

When making a payment in respect of the redemption or purchase of shares, the directors may make the payment in cash or in specie (or partly in one and partly in the other) if so authorized by the terms of the allotment of those shares or by the terms applying to those shares, or otherwise by agreement with the shareholder holding those shares.

Changes to Capital and Constitutional Documents

Subject to Cayman Islands law, shareholders may by ordinary resolution increase, consolidate, subdivide or cancel authorized share capital as provided in the Memorandum and Articles, and may by special resolution reduce share capital or amend the Memorandum and Articles. The board may take actions authorized by the Memorandum and Articles in connection with fractional shares and related adjustments.

No Preemptive Rights; Calls and Forfeiture

The Memorandum and Articles do not provide holders of Ordinary Shares with general preemptive or subscription rights. Subject to the terms of allotment, the directors may make calls on the shareholders in respect of any monies unpaid on their shares including any premium and each shareholder shall (subject to receiving at least 14 calendar days’ notice specifying when and where payment is to be made), pay to us the amount called on his shares. Shareholders registered as the joint holders of a share shall be jointly and severally liable to pay all calls in respect of the share. If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid at the rate fixed by the terms of allotment of the share or in the notice of the call or if no rate is fixed, at the rate of ten percent per annum. The directors may, at their discretion, waive payment of the interest wholly or in part.

We have a first and paramount lien on all shares (whether fully paid up or not) registered in the name of a shareholder (whether solely or jointly with others). The lien is for all monies payable to us by the shareholder or the shareholder’s estate:

(a)       either alone or jointly with any other person, whether or not that other person is a shareholder; and

(b)       whether or not those monies are presently payable.

At any time, the directors may declare any share to be wholly or partly exempt from the lien on shares provisions of the articles.

We may sell, in such manner as the directors may determine, any share on which the sum in respect of which the lien exists is presently payable, if due notice that such sum is payable has been given (as prescribed by the articles) and, within 14 calendar days of the date or other longer period as specified in the notice on which the notice is deemed to be given under the articles, such notice has not been complied with.

Register of Members and Share Certificates

Title to shares is evidenced by entry in our register of members. A person whose name is entered in the register may request a share certificate in the form determined by the board, subject to the Memorandum and Articles. Our transfer agent’s certified shareholder list was effective August 24, 2026 and reports 28 registered holders and 33,369,815 Ordinary Shares outstanding.

For a more detailed description of our Ordinary Shares and warrants, including the rights and obligations attached thereto, as well as our equity incentive plans, please refer to Exhibit 2.3 to our Annual Report on Form 20-F for the year ended December 31, 2025, which is incorporated by reference herein.

TAXATION

Material Cayman Islands, PRC and U.S. federal income tax considerations relating to the ownership and disposition of our Ordinary Shares are described under Item 10.E, “Additional Information—Taxation,” in our Annual Report on Form 20-F for the year ended December 31, 2025, which is incorporated by reference herein. The discussion is general in nature and does not address all tax consequences that may be applicable to a particular investor. Prospective investors should consult their own tax advisers regarding the tax consequences of an investment in our Ordinary Shares.

The PRC tax-related disclosure updated as follows:

PRC Enterprise Income Tax

The Implementing Regulations of the Enterprise Income Tax Law of the People’s Republic of China were most recently amended on December 6, 2024, and the amended regulations became effective on January 20, 2025. Under the Enterprise Income Tax Law of the People’s Republic of China and its implementing regulations, a non-resident enterprise that has established an institution or place of business in the PRC is generally subject to PRC enterprise income tax at a rate of 25% on income derived from sources within the PRC and on income derived from sources outside the PRC that is effectively connected with such institution or place of business.

Beijing Baosheng and its PRC subsidiaries are PRC resident enterprises and are generally subject to enterprise income tax at a rate of 25%. Pursuant to Announcement No. 12 of 2023 issued by the Ministry of Finance and the State Taxation Administration, qualifying small and micro-profit enterprises operating in industries not restricted or prohibited by the PRC government, with annual taxable income not exceeding RMB3 million, no more than 300 employees and total assets not exceeding RMB50 million, may be eligible for preferential enterprise income tax treatment from January 1, 2023 through December 31, 2027. Under such preferential treatment, 25% of taxable income is subject to enterprise income tax at a rate of 20%, resulting in an effective enterprise income tax rate of 5%.

PRC Value-Added Tax

The Value-Added Tax Law of the People’s Republic of China and its implementing regulations became effective on January 1, 2026 and replaced the prior interim value-added tax regulations. Under the current VAT regime, entities and individuals engaged in the sale of goods, services, intangible assets or real property, or the importation of goods, within the PRC are generally subject to VAT.

The principal VAT rates are 13% for certain sales of goods, processing, repair and maintenance services, tangible movable property leasing services and imported goods; 9% for certain transportation, postal, basic telecommunications, construction and real property-related activities; and 6% for other services and sales of intangible assets. Exports of goods and qualifying cross-border sales of services and intangible assets may be subject to a zero VAT rate. Small-scale taxpayers may be subject to a simplified collection method at a 3% collection rate, subject to applicable preferential policies. As of the date of this prospectus, Beijing Baosheng and its consolidated affiliated entities generally apply a 6% VAT rate as service providers.

PRC Withholding Tax on Dividends

Pursuant to Article 10 of the Arrangement between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income, if the beneficial owner of dividends is a Hong Kong resident enterprise that directly holds at least 25% of the equity interest in the PRC enterprise paying the dividends, the applicable PRC withholding income tax rate on such dividends may be reduced to 5%; otherwise, the applicable rate is generally 10%, subject to the satisfaction of applicable treaty requirements.

A taxpayer seeking to claim treaty benefits is required to comply with the Measures for Non-Resident Taxpayers to Enjoy Treaty Benefits (State Taxation Administration Announcement No. 35 of 2019), including applicable self-assessment, filing and record-retention requirements, and must satisfy the applicable “beneficial owner” requirements under the Announcement of the State Taxation Administration on Issues Concerning “Beneficial Owner” in Tax Treaties (State Taxation Administration Announcement No. 9 of 2018). Even if a taxpayer otherwise qualifies as a beneficial owner, the competent PRC tax authority may apply applicable general anti-avoidance rules or principal purpose test provisions.

MATERIAL CHANGES

Except as described in this prospectus or in the reports incorporated by reference herein, no material changes in our affairs have occurred since December 31, 2025 that have not otherwise been disclosed in this prospectus or incorporated by reference herein.

LEGAL MATTERS

The validity of the Ordinary Shares and certain matters of Cayman Islands law will be passed upon for us by Appleby. Certain matters of U.S. federal securities law will be passed upon for us by iTKG Law LLC. Certain matters of PRC law will be passed upon for us by Anli Partners. The opinion of Anli Partners with respect to such matters is filed as Exhibit 8.1 to the registration statement of which this prospectus forms a part.

EXPERTS

The consolidated financial statements incorporated by reference from our annual report on Form 20-F for the year ended December 31, 2025 have been audited by GGF CPA LTD, with respect to the consolidated balance sheet as of December 31, 2025 and the related consolidated statements for the year then ended, and by YCM CPA INC., with respect to the consolidated balance sheet as of December 31, 2024 and the related consolidated statements for the years ended December 31, 2024 and 2023, as stated in their respective reports included therein. Such consolidated financial statements are incorporated by reference herein in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under Cayman Islands law and substantially all of our assets are located outside the United States. All of our directors and executive officers reside outside the United States. It may therefore be difficult for investors to effect service of process within the United States or to enforce judgments of U.S. courts based on civil-liability provisions of U.S. federal securities laws. See the corresponding disclosure in our annual report on Form 20-F incorporated by reference herein.

Appleby, our counsel with respect to the laws of the Cayman Islands, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in the Cayman Islands against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Appleby has further advised us that there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction, without retrial on of the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere. Appleby has informed us that there is uncertainty with regard to Cayman Islands law relating to whether a judgment obtained from the U.S. courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference information that we file or furnish to it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that we file or furnish later and incorporate by reference will automatically update and supersede information contained in this prospectus and information previously incorporated by reference.

We incorporate by reference into this prospectus the following documents:

•	our annual report on Form 20-F for the fiscal year ended December 31, 2025, filed with the SEC on April 30, 2026;

•	our report on Form 6-K furnished to the SEC on May 18, 2026; June 4, 2026; June 10, 2026; July 9, 2026; July 13, 2026; July 17, 2026; August 11, 2026; August 18, 2026; August 20, 2026; August 25, 2026; August 27, 2026; September 2, 2026 (Accession No. 0001104659-26-104754), and September 2, 2026 (Accession No. 0001104659-26-104779);

•	the description of our Ordinary Shares contained in our registration statement on Form 8-A filed under Section 12(b) of the Exchange Act, filed with the SEC on February 1, 2021, as updated by the description of our Ordinary Shares contained in Exhibit 2.3 to our Annual Report on Form 20-F for the fiscal year ended December 31, 2025, filed with the SEC on April 30, 2026, including any amendments or reports filed for the purpose of further updating such description;

•	any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus; and

•	any future reports of foreign private issuer on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference into the registration statement of which this prospectus forms a part.

Certain PRC legal matters described in our Annual Report on Form 20-F for the year ended December 31, 2025 were based on the advice and opinions of Beijing Dacheng Law Offices, LLP, our former PRC counsel. Anli Partners currently serves as our PRC counsel and, in connection with this registration statement, has independently reviewed and rendered its opinions with respect to the corresponding PRC legal matters. For purposes of this registration statement and the prospectus forming a part hereof, the opinions and conclusions of Beijing Dacheng Law Offices, LLP with respect to such PRC legal matters contained in our 2025 Annual Report and incorporated by reference herein are superseded and replaced by the opinions and conclusions of Anli Partners set forth in its opinion filed as Exhibit 8.1 to this registration statement.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specifically incorporated by reference, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

Baosheng Media Group Holdings Limited

East Floor 5, Building No. 8, Xishanhui

Shijingshan District, Beijing 100041

People’s Republic of China

+86-010-82088021

You should rely only on the information that we incorporate by reference or provide in this prospectus. We have not authorized anyone to provide you with different information. We are not making any offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained or incorporated in this prospectus by reference is accurate as of any date other than the date of the document containing the information.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act with respect to the Ordinary Shares offered by this prospectus. This prospectus does not contain all information in the registration statement and its exhibits. We are subject to the informational requirements of the Exchange Act applicable to foreign private issuers and file annual reports on Form 20-F and furnish current reports on Form 6-K. The SEC maintains an Internet site at www.sec.gov that contains reports and other information regarding issuers that file electronically with the SEC. Our corporate website is http://ir.bsacme.com/. Information contained on, or accessible through, our website is not incorporated by reference into this prospectus and should not be considered part of this prospectus.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

OFFERING EXPENSES

The following table sets forth the estimated expenses payable by us in connection with this registration. All amounts other than the SEC registration fee are estimates.

SEC registration fee	US$	973.61
Legal fees and expenses	US$	40,000.00
Accounting fees and expenses	US$	16,000.00
Printing and EDGAR expenses		0
Miscellaneous expenses		0
Total	US$	56,973.61

ITEM 8. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provide that, to the extent permitted by law, we shall indemnify every director (including any alternate director), secretary, assistant secretary, or other officer for the time being and from time to time (but not including our auditors) and the personal representatives of the same against:

(a)	all actions, proceedings, costs, charges, expenses, losses, damages, or liabilities incurred or sustained by every director (including any alternate director), secretary, assistant secretary, or other officer for the time being and from time to time (but not including our auditors) or the personal representatives of the same in or about the conduct of our business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his/her duties, powers, authorities or discretions; and

(b)	without limitation to paragraph (a) above, all costs, expenses, losses, or liabilities incurred by every director (including any alternate director), secretary, assistant secretary, or other officer for the time being and from time to time (but not including our auditors) or the personal representatives of the same in defending (whether successfully or otherwise) any civil proceedings concerning us or our affairs in any court whether in the Cayman Islands or elsewhere.

No such director (including any alternate director), secretary, assistant secretary, or other officer for the time being and from time to time (but not including our auditors) or the personal representatives of the same, however, shall be indemnified in respect of any matter arising out of his own dishonesty, willful default or fraud.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing secretary, or any of our officers in respect of any matter identified in above on condition that the secretary, or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the secretary or that officer for those legal costs.

Pursuant to the indemnification agreements, the form of which is filed as Exhibit 10.2 to the Registrant’s Registration Statement on Form F-1 (file No. 333-239800), initially filed with the Commission on July 10, 2020, we have agreed to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 9. EXHIBITS

Exhibit No.	Description
3.1	Amended and Restated Memorandum and Articles of Association (incorporated herein by reference to Exhibit 1.1 to our annual report on Form 20-F for the fiscal year ended December 31, 2023 (File No. 001-39977), filed with the SEC on May 15, 2024)
4.1	Registrant’s Specimen Certificate for Ordinary Shares (incorporated herein by reference to Exhibit 2.1 to our annual report on Form 20-F for the fiscal year ended December 31, 2022 (File No. 001-39977), filed with the SEC on May 8, 2023)
5.1	Opinion of Appleby as to validity of the Ordinary Shares.
8.1	Opinion of ANLI Partners Law Offices, LLP (Tianjin) as to certain matters of PRC law, including certain PRC tax matters.
10.1	Form of Subscription Agreement dated June 5, 2026 (incorporated by reference to Exhibit 10.1 to Form 6-K furnished June 10, 2026).
23.1	Consent of GGF CPA LTD.
23.2	Consent of Appleby (included in Exhibit 5.1).
23.3	Consent of ANLI Partners Law Offices, LLP (Tianjin). (included in Exhibit 8.1).
23.4	Consent of YCM CPA INC.
24.1	Power of Attorney (included on the signature page).
107	Filing Fee Table.

ITEM 10. UNDERTAKINGS

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii), and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b).

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, People’s Republic of China, on September 9, 2026.

BAOSHENG MEDIA GROUP HOLDINGS LIMITED

By:	/s/ Lina Jiang
Name:	Lina Jiang
Title:	Chairwoman of the Board and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Lina Jiang and Chenfang Zhai, and each of them singly (with full power to each of them to act alone), the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them, for the person and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments or supplements to this Registration Statement, including any post-effective amendments, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

NAME	POSITION	DATE

/s/ Lina Jiang Lina Jiang	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	September 9, 2026

/s/ Chenfang Zhai Chenfang Zhai	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	September 9, 2026

/s/ Lei Cai Lei Cai	Director	September 9, 2026

/s/ Chenxi Fang Chenxi Fang	Director	September 9, 2026

/s/ Jian Zhang Jian Zhang	Director	September 9, 2026

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Baosheng Media Group Holdings Limited, has signed this registration statement on its behalf by the undersigned, thereunto duly authorized, in Newark, USA, on September 9, 2026.

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director